UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Level 3 Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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These materials amend and supplement our definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2016 (the “Proxy Statement”) relating to the Level 3 Communications, Inc. Annual Meeting of Stockholders (the “Annual Meeting”), to be held on May 19, 2016, at 9:00 a.m., at the Headquarters of Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

The information contained in this Supplement is intended to replace the disclosure presented under the “Summary Compensation Table” on page 43 and footnote 4 to that table on page 44 of the Proxy Statement for Mr. Andrew Crouch, our Regional President EMEA and Global Accounts Management. After the filing and mailing of our Proxy Statement, we discovered certain inaccuracies in the 2015 All Other Compensation total for Mr. Crouch as a result of an error in information provided to us from a third-party vendor. The information below regarding Mr. Crouch’s “All Other Compensation” and “Total” compensation should be read in lieu of the disclosure contained in the Proxy Statement as filed on April 7, 2016.

All information in the Proxy Statement, as supplemented by the information above, should be considered in casting your vote by proxy or at the Annual Meeting.

The date of these materials is April 20, 2016.

The Summary Compensation Table information for Mr. Andrew Crouch is amended and restated in its entirety as follows:

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Andrew E. Crouch Regional President, EMEA and GAM	2015	$682,163	(1)	$1,605,640	$2,130,200	$—	$—	$1,785,270	$6,203,273
	2014	$483,262		$903,563	$1,661,000	$—	$—	$26,964	$3,074,789
	2013	$460,000		$727,824	$584,775	$574,941	$450,483	$10,200	$2,808,223

Footnote (4) to the Summary Compensation Table is amended and restated in its entirety as follows:

(4)	This column includes $10,600 of company matching contributions to each NEO’s 401(k) plan account for 2015. These contributions were made in the form of units of the Level 3 Stock Fund.

For Mr. Storey, amounts in this column also include $184,764 related to his personal use of our aircraft in 2015, pursuant to the arrangement described above under the caption “Compensation Discussion and Analysis—Components of Executive Compensation—Perquisites.” The calculation of the amounts set forth in the table for personal use of our aircraft by Mr. Storey is based on our incremental cost relating to his use of the aircraft, which includes only the variable costs incurred as a result of personal flight activity, including fuel, oil, lubricants, other additives, travel expenses of the crew, including food, lodging and ground transportation, hanger and tie down costs away from the aircraft’s base of operations, insurance obtained for the specific flight, landing fees, airport and excise taxes and similar assessments, customs, foreign permit and similar fees directly related to the flight, in flight food and beverages, passenger ground transportation, and flight planning and weather contract services. It excludes non variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there were any personal use of aircraft.

Amounts in this column include gross ups for taxes incurred by the NEOs primarily as a result of their participation as executive hosts for the 2015 award trip given to our top performing sales executives of $15,196 for Mr. Storey, $19,093 for Mr. Patel, $34,085 for Mr. Crouch, $17,214 for Ms. Pang and $17,449 for Mr. Blount. In addition, the NEOs also received recreational benefits during that trip in the amount of $3,123 for Mr. Storey, $3,472 for Mr. Patel, $2,968 for Mr. Crouch, $2,988 for Ms. Pang, and $3,168 for Mr. Blount. Mr. Storey also received $1,668 for an award associated with the issuance of a patent and $1,455 for a gross up for taxes associated with that award.

For Mr. Crouch, amounts in this column also include expenses associated with his international assignment as Regional President, EMEA and Global Account Management in the United Kingdom. The calculation of these amounts is based on actual expenses incurred by Mr. Crouch. These expenses were incurred in local currency, and to the extent required, converted to U.S. dollars based on the prevailing exchange rate on the date that the expense was incurred. The expenses that are greater than $25,000 or 10% of the total are as follows.

Expense Type	Expense Amount
Incremental Income Taxes	$753,646
Housing	$493,553
Medicare and Local Tax Make-whole	$222,050
Moving and Relocation	$115,075
Dependent Education	$51,489
Mortgage Interest	$38,189
Temporary Living	$30,658